Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 Associated-Capital-Group.com
For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

Associated Capital Group Names Kenneth Masiello Chief Accounting Officer

Rye, New York, March 18, 2019 – Associated Capital Group (NYSE:AC) announced today that Kenneth D. Masiello, CPA, has been named the Chief Accounting Officer of Associated Capital Group.

Mr. Masiello was formerly at GE Capital for 18 years, most recently as Controller with GE Equity, where he had financial regulatory reporting responsibilities for the alternative asset portfolio. As a controller within GE Capital, Ken held a series of positions within its divisions responsible for preparing business segment reporting. He initially joined GE Capital at its headquarters to focus on the windup of Kidder Peabody. Prior to GE Capital, Ken was with AIG Global Investment Group as a FinOp for its investment advisory business that managed the Latin American and Asia Infrastructure funds. He began his career in public accounting with the broker dealer practice at Oppenheim Appel Dixon and subsequently joined Ernst & Young in its financial services practice. Mr. Masiello received his undergraduate degree in Accounting from Siena College.

Doug Jamieson, President of Associated Capital, said, “We are fortunate to have Ken Masiello’s extensive experience in financial reporting, tax compliance, acquisitions and divestitures to head up our accounting team at Associated Capital.  We look forward to his contributions as we continue to execute on our growth plans for the company.”

About Associated Capital Group, Inc.

The Company has been publicly traded since November 30, 2015 following its spin-off from GAMCO Investors, Inc.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research, an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.